UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2010

BEYOND COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52490	98-0512515
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Coronado Center Drive
Suite 120
Henderson, Nevada 89052
(Address of principal executive offices, including zip code)

(702) 463-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement

Share Exchange  Agreement

On May 19, 2010 Beyond Commerce, Inc.  (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) with all of the shareholders of Adjuice, Inc. (“Adjuice”), an online media and marketing company. Under the Agreement, the Company agreed to issue and exchange 5,100,000 shares of its common stock for all of the issued and outstanding stock of Adjuice.  In addition, the Company also agreed to issue 900,000 shares of its common stock to two secured lenders of Adjuice to re-pay in full, and terminate two Adjuice secured loans. The Agreement further contains an earn-out provision that provides for the issuance of an additional 4,450,000 shares from the Company’s common stock on the first anniversary of the transaction upon the achievement of certain gross revenue targets by Adjuice, now a subsidiary of the Company. During the previous year, Adjuice had generated over $500,000 in sales and earned approximately $100,000 in income. The Company is realizing approximately $200,000 in working capital from the transaction.

Adjuice, Inc. is an online advertising network and lead generation company with over 22 million registered users, 700 affiliates and 350 retail clients in six major industries.  Adjuice currently offer sales leads for debt companies, auto warranty companies, auto dealers, banks and insurance companies. The unique Adjuice platform provides a premium service that consistently commands some of the highest rates for leads sold in their respective industries.  Its process of generating online consumer requests for services, and then qualifying them using its proprietary technology and dedicated call center, is supported by more than $7 million invested in developing Adjuice’s proprietary technology.   Adjuice is based in Santa Monica, California.

Concurrently with the execution of the Agreement, the Company also entered into a three-year employment agreement with Matt Hill, the Chief Executive Officer of Adjuice.  Under the employment agreement, Mr. Hill will become the President of Adjuice.  Mr. Hill’s initial base salary shall be $140,000, which amount will increase to $170,000 if Adjuice, Inc. achieves profitability.  The Company also agreed to grant options to Mr. Hill for the purchase of 1,500,000 shares of the Company’s common stock at an exercise price of $0.10 per share. The options vest over a 24-month period.  Mr. Hill also will be entitled to certain other option and cash compensation based on the future profitability of Adjuice, Inc.

Item 2.01             Completion of Acquisition or Disposition of Assets

Effective May 19, 2010, the Company closed the acquisition of Adjuice, Inc. as contemplated by the Agreement.  For additional information regarding Adjuice, Inc. and the terms of the acquisition, see Item 1.01 above.

Item 3.02             Unregistered Sales of Equity Securities

Effective May 19, 2010, the Company issued a total of 5,100,000 to the five shareholders of Adjuice, Inc. and a total of 900,000 shares to the two lenders of Adjuice, Inc.  (the two lenders also are shareholders of Adjuice, Inc.)  For additional information regarding the terms of the stock issuances, see Item 1.01 above.  The foregoing shares to the five persons/entities were issued in reliance upon an exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01             Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
10.01	Share Exchange Agreement
10.02	Hill Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Beyond Commerce, Inc.
Date: May 24, 2010
	By:	/s/ Mark V. Noffke
Mark V. Noffke
Chief Financial Officer